Exhibit 10.1

EXECUTIVE TRANSITION AGREEMENT

Diane E. Morais (the “Executive”) and Ally Financial Inc. (“AFI,” and together with its direct and indirect affiliates and subsidiaries, the “Company”) are entering into this Executive Transition Agreement (the “Agreement”).

Background

The AFI Chief Executive Officer (the “CEO”) announced that he will be stepping down on or before January 31, 2024, and the Company is actively seeking a new CEO.

The Executive has been considering retirement from the Company to pursue new opportunities.

The Company seeks to benefit from the Executive’s services and leadership in providing seamless support to the new CEO.

NOW, THEREFORE, for good and valuable consideration, whose receipt and adequacy are acknowledged, the parties agree to the following:

Agreement

1.

On the conditions that this signed Agreement is received by Kathleen Patterson, AFI Chief Human Resources Officer, 500 Woodward Ave., Detroit, MI 48226, no later than November 28, 2023, and not revoked in accordance with Paragraph 17 and that the Executive signs and returns the notarized Re-Acknowledgement appended to this Agreement to Kathleen Patterson (or her designate) on the Executive’s last day of employment:

a.	The Executive will continue to perform her duties and obligations as President of Consumer and Commercial Banking until July 1, 2024, subject to Paragraph 1.b.

b.

If the Chair of the AFI Compensation, Nominating, and Governance Committee (the “CNGC”) or the new CEO determines that her active leadership is no longer required or if a majority of her duties and obligations as President of Consumer and Commercial Banking are reassigned, the Executive will be appointed as Vice Chair of AFI. Effective upon such an appointment, the Executive without further action will resign all officer, board, committee, and other positions with the Company except for the position of AFI Vice Chair. In that role, the Executive will report directly to the CEO and will be responsible for advising the CEO on the strategic, financial, and operational performance of the divisions of the Company responsible for retail deposits, securities-brokerage and investment-advisory services, credit cards, home loans, point-of-sale lending, corporate finance, Community Reinvestment Act loans and investments, and other servicing and operational functions.

c.

The Executive will retire from the Company by mutual consent effective at 11.59 pm ET on July 1, 2024 (the “Retirement Date”), and the Company confirms that this will constitute a “Retirement” under the AFI Incentive Compensation Plan (the “ICP”).

d.	From the date of this Agreement through the date of the Executive’s departure from the Company, the Executive will:

i.	receive the same base salary;

ii.

remain eligible for the full-year discretionary 2023 cash and equity-based incentive-compensation awards commensurate with the role of President of Consumer and Commercial Banking and her and the Company’s 2023 performance as determined by the CNGC in the ordinary course and in good faith;

iii.	remain eligible for equivalent benefits and perquisites, including the broad-based benefits to which other active Company employees are eligible (e.g., 401(k), medical coverage, life insurance); and

iv.	be subject to all of the same terms and conditions of employment to which other active Company employees are subject.

e.

As further consideration for her services through the Retirement Date, the Executive will receive (i) a cash payment of $2,500,000, less applicable tax withholdings and any outstanding debts to the Company, in the payroll cycle following the Retirement Date and (ii) an amount equal to one-half of her 2024 target incentive compensation, with (A) 40% of that amount being paid in cash, less applicable tax withholdings and any outstanding debts to the Company, in the payroll cycle following the Retirement Date and (B) 60% of that amount being granted on the Retirement Date in the form of an award of restricted stock units under the ICP that will vest in equal installments on each of the first three anniversaries of the Retirement Date. The Executive’s 2024 target incentive compensation will be determined by the CNGC in the ordinary course and in good faith, including through the review of relevant market and internal data.

2.

The Executive will remain actively employed and endeavor in good faith to meet her duties and obligations through her departure from the Company. If the Executive obtains an opportunity to serve on the board of a for-profit company, the Company will act in good faith under the Code of Conduct and Ethics in seeking to resolve any actual and potential conflicts of interest and to provide her with approval to do so.

3.

The Executive for herself, family, heirs, insurers, assigns, and representatives waives and releases the Company and its shareholders, predecessors, successors, joint ventures, employee benefit plans, directors, officers, agents, employees, and assigns (collectively, the “Released Parties”) from all rights, claims, and demands that she may have based on or related in any manner to her employment with the Company, this Agreement, or the termination of her employment, in each case, of any kind or nature whatsoever, whether accrued or unaccrued or known or unknown, up to the effective date of this Agreement. This waiver and release specifically includes a waiver and release of any rights, claims, and demands that she may have under:

•	the Employee Retirement Income Security Act of 1974, as amended, which regulates employee benefit plans;

•

Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights and Women’s Equity Act of 1991, as amended, and the Equal Pay Act of 1963, as amended, which prohibit discrimination in employment based on race, color, national origin, religion, or sex;

•	the Age Discrimination in Employment Act, which prohibits discrimination based on age;

•	the Rehabilitation Act of 1973, as amended, and the Americans with Disabilities Act, as amended, which prohibit discrimination based on disability;

•	the Family and Medical Leave Act, as amended;

•	the Worker Adjustment and Retraining Notification Act (WARN), as amended;

•	the National Labor Relations Act, as amended;

•	state fair employment practices or civil rights laws; and

•	any other federal, state, or local laws or any common law actions relating to employment or employment discrimination.

This waiver and release includes any rights, claims, and demands arising under tort, contract, or quasi-contract, such as breach of employment contract, either expressed or implied, violation of public policy, breach of implied covenant of good faith and fair dealing, intentional infliction of emotional distress, negligent infliction of emotional distress, fraud, false imprisonment, invasion of privacy, commercial or trade defamation, defamation, slander, libel, tortious interference with contract or prospective business advantage, promissory estoppel, and wrongful discharge. This waiver and release does not foreclose the Executive’s ability to file an administrative charge with any administrative agency, including the Equal Employment Opportunity Commission (“EEOC”), but the Executive expressly waives and releases to the maximum extent permitted by law any right or claim to or demand for monetary relief in connection with any charge that she files should any administrative agency, including the EEOC, pursue any claim on her behalf. This waiver and release does not include any claims (a) to vested 401(k) benefits, (b) to unemployment compensation, or (c) under the express terms of this Agreement. If any right, claim, or demand is not subject to waiver or release, to the extent permitted by law, the

Executive waives and releases any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on or related to such a right, claim, or demand in which any Released Party is a party or may be liable. The Executive promises not to consent to become a member of any class or collective in a case in which rights, claims, or demands are asserted against any Released Party that are related in any way to her employment with the Company, this Agreement, or the termination of her employment with the Company. If the Executive is made a member of a class or collective in such an action or proceeding, the Executive will immediately opt out of the class or collective.

4.	The Executive understands and acknowledges that, by signing this Agreement, she expressly waives and releases any right, claim, or demand to severance benefits under the AFI Severance Plan.

5.	By making this Agreement, neither the Company nor the Executive admits that any Released Party or the Executive has done anything wrong.

6.

If the Company successfully asserts this Agreement as a defense against a future action, proceeding, claim, or demand by or on behalf of the Executive, the Executive will pay all fees and costs incurred by the Company in its defense, including all reasonable fees of attorneys and related costs.

7.	The Executive is advised to consult with an attorney before signing this Agreement.

8.	The Executive understands that, following her departure from the Company, any reemployment decision is solely within the Company’s discretion.

9.

The Executive understands and acknowledges that, during the course of her employment with the Company, she had access and was privy to documents, materials, data, and other tangible and intangible information relating to the Company that are secret, confidential, or proprietary or that constitute or contain trade secrets, privileged information, attorney work product, or matters subject to an attorney-client privilege, the disclosure of which will cause irreparable harm to the Company (the “Confidential Information”). The Executive affirms her duties and obligations relating to the Confidential Information, including those under law and the Company’s policies and procedures, and promises (a) to promptly return to the Company all Confidential Information that is in her possession or under her control or that she has directly or indirectly given to others outside the ordinary course of her employment and (b) not to discuss, disclose, or make available to any person or entity any Confidential Information without the express permission of the Company. For clarity, Confidential Information does not include any information that is or becomes generally available to the public other than as a result of a breach of the Executive’s duties and obligations to the Company, including under this Agreement. Nothing in this Agreement prohibits the Executive or her attorney from (i) initiating communications directly with, responding to any inquiry from, or providing testimony before any federal or state governmental authority (including the SEC) or FINRA, (ii) obtaining any monetary award or other payment to which the Executive may be entitled from any federal or state governmental authority (including the SEC) or FINRA other than those that may be lawfully waived in accordance with Paragraph 3, or (iii) disclosing any Confidential Information to the extent required by law or binding judicial or other governmental order or process if the Executive provides the Company with prompt written notice of the requirement to the extent legally permissible. The Company may not retaliate against the Executive for any of these activities. The Executive acknowledges that a breach of this Paragraph 9 will entitle the Company to legal and equitable relief.

10.

The Executive acknowledges that she is able to work and suffers from no disability that precludes her from serving as President of Consumer and Commercial Banking or that would preclude her from serving as AFI Vice Chair under this Agreement.

11.

The Executive understands and acknowledges that (a) the existence and content of this Agreement may be publicly disclosed in accordance with applicable law, (b) the negotiations, discussions, and proceedings leading up to this Agreement are confidential, and (c) the Executive, her attorney, and any person or entity acting on her or her attorney’s behalf may not disclose any of the negotiations, discussions, or proceedings leading up to this Agreement to any other person or entity except as expressly required by law.

12.

The Executive must provide complete and truthful information to the Company and its legal counsel in connection with any claim, demand, investigation, action, or proceeding relating to the Company, including the Executive’s knowledge and belief of any facts and circumstances arising during her employment with the Company. The Company will provide reasonable advance notice of any requirement for this information and will reimburse the Executive for all reasonable and documented expenses incurred in providing it, including reimbursement for reasonable fees of attorneys and related costs if the Executive in good faith believes independent counsel to be necessary. The Executive will not be required to provide this information against her own legal interests or the legal interests of any subsequent employer or business partner, except to the extent required by law or binding judicial or other governmental order or process.

13.

The Executive will retain all rights to be indemnified by the Company under its governing documents, enterprise policies, written agreements, and directors’ and officers’ liability insurance policies in connection with any third-party claim, demand, investigation, action, or proceeding.

14.

The Executive affirms that she will return and, as of the termination of her employment with the Company, has returned to the Company all of its property, including computers, tablets, mobile phones and other devices, credit and telephone cards, ID cards, building passes, keys, and other items that were issued or purchased by the Company.

15.

The Executive will be permitted to remove from the Company’s premises and devices her personal papers, personal electronic files, personal contact lists, files of nonproprietary third-party research and media articles, and personal effects, subject to any oversight that the Company in its sole discretion judges to be necessary or appropriate.

16.

The Executive understands and acknowledges that she has been given a period of at least 21 days to review and consider this Agreement before signing it. The Executive further understands that she may use as much of this period as she wishes prior to signing. In order for this Agreement to become effective, the Executive must return a signed original to Kathleen Patterson as described in Paragraph 1 no later than November 28, 2023. If executed or returned after that date, the Company in its sole discretion may declare this Agreement null and void.

17.

The Executive may revoke this Agreement within seven days of signing it. Revocation may be made by delivering a written notice to Kathleen Patterson. For this revocation to be effective, written notice must be received by Kathleen Patterson no later than the seventh day after the Executive signs this Agreement. If the Executive revokes this Agreement in accordance with this Paragraph 17, this Agreement will not be effective or enforceable, and she will not receive the elements of consideration described in Paragraph 1. If the Executive does not sign and return the notarized Re-Acknowledgement, she will not receive the elements of consideration described in Paragraph 1.e.

18.

The Executive will not be required to mitigate the amount of any payment or award under this Agreement by seeking other employment or taking any other action, and the amount of any payment or award under this Agreement will not be reduced by any compensation earned as a result of the Executive’s other employment after the termination of her employment with the Company or any of her other income.

19.

This Agreement will be governed by the laws of the State of North Carolina without regard to its conflict-of-laws provisions. For purposes of enforcing this Agreement, the Executive submits to the jurisdiction of any federal or state court in North Carolina. If any term or condition of this Agreement (excluding the waiver and release in Paragraph 3) is held illegal or unenforceable for any reason, the term or condition will be treated as severable from the remaining terms and conditions of this Agreement and will not affect the validity and enforceability of the remaining terms and conditions of this Agreement. For clarity, if any part of the waiver and release in Paragraph 3 is held illegal or unenforceable, the Executive must return to the Company all elements of consideration described in Paragraphs 1.d.ii and 1.e and must pay all amounts required by Paragraph 6.

20.

The Executive understands and acknowledges that the elements of consideration described in Paragraph 1 are more than the Company is required to provide under its ordinary-course policies and procedures. The Company will not terminate the Executive’s employment before the Retirement Date except for “Cause” as defined under the ICP (including a material breach by the Executive of this Agreement) and as determined by the CNGC. If the Executive’s employment is so terminated for Cause, Paragraphs 1.c and 1.e will not apply. While the Executive will not be subject to the Company’s Enterprise Insider Trading and Blackout Policy after her departure from the Company, she acknowledges that she may continue to be aware of or otherwise possess material nonpublic information about the Company or its securities and will remain subject to all insider-trading and other securities laws.

21.

This Agreement, the Executive’s award agreements, and the ICP comprise the entire agreement between Executive and the Company. The Company has made no promises to the Executive other than those set forth in this Agreement.

THE REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY.

THE EXECUTIVE ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Accepted:

/s/ Diane E. Morais	November 28, 2023
Diane E. Morais	Date

Accepted:

/s/ Kathleen Patterson	November 28, 2023
Kathleen Patterson Ally Financial Inc.	Date

Re-Acknowledgement

THE EXECUTIVE RE-ACKNOWLEDGES THAT SHE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY RE-ENTERING INTO IT AS OF THE LAST DATE OF HER EMPLOYMENT. PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Re-Accepted as of the Date When the Executive’s Employment Terminated:

Diane E. Morais	Date

Re-Accepted as of the Date When the Executive’s Employment Terminated:

Kathleen Patterson Ally Financial Inc.	Date